EXHIBIT 99

            For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

Dave & Buster’s Achieves Record First Quarter Net Income of $42.8 million

Delivers Revenue Growth of 16.1% and Drives EBITDA Growth of 22.5%

Announces Additional Share Repurchase Authorization of $100 million

DALLAS, June 6, 2017 (GLOBE NEWSWIRE) -- Dave & Buster’s Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the Company”), an owner and operator of entertainment and dining venues, today announced financial results for its first quarter 2017, which ended on April 30, 2017. The Company raised its financial outlook for fiscal 2017 and announced that its board has authorized the repurchase of an additional $100 million of the Company’s common stock.

Key highlights from the first quarter 2017 compared to the first quarter 2016 include:

•	Total revenues increased 16.1% to $304.1 million from $262.0 million.
•	Opened four new stores compared to three new stores.
•	Comparable store sales increased 2.2%.
•	Net income of $42.8 million, or $0.98 per diluted share, vs. net income of $31.2 million, or $0.72 per diluted share.
•	EBITDA increased 22.5% to $88.2 million from $72.0 million.
•	As a percentage of total revenues, EBITDA increased 150 basis points to 29.0% from 27.5%.
•	Repurchased 529,000 shares for $31.1 million during the first quarter of 2017.
•	Q1 2017 results include $2.5 million of amusement cost reductions ($1.6 million net of taxes or $0.04 per diluted share) resulting from the favorable settlement of a multi-year use tax audit.
•	The implementation of FASB Accounting Standard Update 2016-09 (“ASU 2016-09”), related to share-based payment transactions, during the first quarter of 2017, reduced our provision for income tax by $3.3 million and increased our diluted shares outstanding by approximately 467,000 shares (net favorable impact of $0.07 per diluted share).

“We have grown Dave & Buster’s footprint by more than 14% over the last twelve months. This unit expansion combined with a 2.2% increase in comparable store sales drove 16% revenue growth during our first quarter this year. Our non-comp store base is performing well and we are very pleased with our 2017 store openings. Additionally, I’m proud our comparable store sales growth has now exceeded the competitive casual dining benchmark for 20 consecutive quarters,” said Steve King, Chief Executive Officer.

“For the quarter, we drove EBITDA growth of 22.5% and expanded EBITDA margins by 150 basis points, and excluding the use tax settlement, a still robust 19.0% EBITDA growth and 70 basis points improvement in EBITDA margin. This impressive performance combined with strong operating cash flows and a healthy balance sheet provides us significant flexibility. We remain focused on returning value to shareholders as well as optimizing our capital structure and are pleased our board has authorized an additional $100 million in share repurchases,” added Brian Jenkins, Chief Financial Officer.

“Through today, we have opened seven stores and have an additional five stores under construction. We now expect to open twelve new stores this year, representing 13% unit growth, at the top end of our previous guidance of eleven to twelve new stores. We remain committed to driving 10% or more unit growth over the long-term and continue to foresee a 200+ store opportunity in the United States and Canada alone,” King concluded.

Share Repurchase Activity and Additional Repurchase Authorization

During the first quarter of 2017, we repurchased approximately 529,000 shares for $31.1 million, with an additional 360,000 shares for $23.7 million through May 31, 2017 during the second quarter. As of the same date, cumulatively, we had repurchased 1.46 million shares for $83.6 million under our $100 million share repurchase authorization.

On June 6, 2017, our board authorized the repurchase of an additional $100 million of the Company’s common stock under the existing repurchase program through the end of fiscal 2018. All other terms of the existing share repurchase program remain in effect.

Texas Use Tax Audit Settlement

During the first quarter of 2017, we recorded a $2.5 million reduction in cost of amusement and other, reflecting a favorable settlement of a use tax audit by the state of Texas. This cost reduction represents the excess use tax on redemption items during the period from July 2011 through January 2017. The $2.5 million settlement recognized in the current quarter resulted in approximately 80 basis points margin improvement in our reported cost of sales, operating income, EBITDA and store operating income before depreciation and amortization over the same period last year. The favorable dollar impact on our net income was $1.6 million or $0.04 per diluted share.

Review of First Quarter 2017 Operating Results Compared to First Quarter 2016

Total revenues increased 16.1% to $304.1 million from $262.0 million in the first quarter 2016. Across all stores, Food and Beverage revenues increased 10.8% to $129.8 million from $117.1 million and Amusement and Other revenues increased 20.3% to $174.3 million from $144.9 million. Food and Beverage represented 42.7% of total revenues while Amusements and Other represented 57.3% of total revenues in the first quarter 2017. In last year’s first quarter, Food & Beverage represented 44.7% of total revenues while Amusements and Other represented 55.3% of total revenues.

Comparable store sales increased 2.2% in the first quarter 2017 compared to a 3.6% increase in the same period last year. Our comparable store sales growth was driven by a 2.4% increase in walk-in sales and a 0.6% increase in special events sales. Non-comparable store revenues increased $36.5 million in the first quarter 2017 to $57.0 million.

Operating income increased to $64.2 million in the first quarter of 2017 from $51.2 million in last year’s first quarter. As a percentage of total revenues, operating income increased 160 basis points to 21.1% from 19.5% or 80 basis points to 20.3% excluding the use tax settlement.

Net income increased to $42.8 million, or $0.98 per diluted share (43.5 million diluted share base). Net income excluding the favorable impact of the use tax settlement and ASU 2016-09 was $0.87 per diluted share. This compared to net income of $31.2 million, or $0.72 per diluted share (43.1 million diluted share base), in the same period last year.

EBITDA increased 22.5% to $88.2 million in the first quarter 2017 from $72.0 million in the same period last year. EBITDA increased 19.0% excluding the use tax settlement. As a percentage of total revenues, EBITDA increased approximately 150 basis points to 29.0% from 27.5% or 70 basis points to 28.2% excluding the use tax settlement.

Store operating income before depreciation and amortization increased 22.4% to $107.6 million in the first quarter 2017 from $87.9 million in last year’s first quarter. As a percentage of total revenues, Store operating income before depreciation and amortization increased 180 basis points to 35.4% from 33.6% or 100 basis points to 34.6% excluding the use tax settlement.

Development

In fiscal 2017, we now intend to open twelve new stores, compared to our previous guidance of eleven to twelve stores, including eight large and four small store formats. We currently have five stores under construction.

We opened four stores during the first quarter in Carlsbad, California; Columbia, South Carolina; Overland Park, Kansas; and Tucson, Arizona. During the second quarter, we have already opened three stores in New Orleans, Louisiana (a new state for us); Alpharetta, Georgia; and Myrtle Beach, South Carolina. In addition, we plan to open our fourth store for the quarter in McAllen, Texas, which will also be our 100th store. To date, four out of the seven stores opened this year were in new markets for our brand.

Total capital additions (net of tenant improvement allowances) during fiscal 2017 are expected to be $166 million to $176 million (versus $156 million to $166 million previously) and include development costs for store openings, four remodeling and related projects, new games and maintenance capital.

Financial Outlook

We are raising our financial outlook for fiscal 2017, which includes 53 weeks and ends on February 4, 2018:

•	Total revenues of $1.160 billion to $1.170 billion (vs. $1.155 billion to $1.170 billion previously)
•	Comparable store sales increase of 2% to 3% (on a comparable 52-week basis)
•	12 new stores (vs. 11 to 12 new stores previously)
•	Net income of $107 million to $111 million (vs. $101 million to $105 million previously)
•	EBITDA of $276 million to $282 million (compared to $270 million to $277 million previously)
•	Diluted share count of 43.2 million to 43.4 million (unchanged but now includes the impact of ASU 2016-09).
•	Effective tax rate of 34.5% to 35.0% (compared to 36.0% to 37.0% previously)
•	Effective tax rate and net income guidance for full year 2017 includes a $3.3 million reduction in our first quarter provision for income taxes resulting from the implementation of ASU 2016-09. The requirements of this standard will likely further reduce our effective tax rate depending on future stock option exercises. Our guidance excludes any potential future impacts of ASU 2016-09 on our effective tax rate

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (719) 325-2435 or toll-free (800) 967-7134.  A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 5571152.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 99 venues in North America that combine entertainment and dining and offer customers the opportunity to “Eat, Drink, Play and Watch,” all in one location.  Dave & Buster’s offers a full menu of “Fun American New Gourmet” entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster’s currently has stores in 34 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2017	January 29, 2017
	(unaudited)	(audited)
ASSETS

Current assets:

Cash and cash equivalents	$19,945	$20,083
Other current assets	59,405	55,521

Total current assets	79,350	75,604

Property and equipment, net	625,808	606,865

Intangible and other assets, net	371,558	370,264

Total assets	$1,076,716	$1,052,733

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$196,874	$177,797

Other long-term liabilities	188,618	178,856

Long-term debt, net	236,805	256,628

Stockholders’ equity	454,419	439,452

Total liabilities and stockholders’ equity	$1,076,716	$1,052,733

DAVE & BUSTER’S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	April 30, 2017		May 1, 2016

Food and beverage revenues	$129,811	42.7%	$117,124	44.7%
Amusement and other revenues	174,337	57.3%	144,863	55.3%
Total revenues	304,148	100.0%	261,987	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	32,702	25.2%	29,639	25.3%
Cost of amusement and other (as a percentage of amusement and other revenues)	16,283	9.3%	16,512	11.4%
Total cost of products	48,985	16.1%	46,151	17.6%
Operating payroll and benefits	65,190	21.4%	56,377	21.5%
Other store operating expenses	82,368	27.1%	71,530	27.3%
General and administrative expenses	14,978	4.9%	13,040	5.0%
Depreciation and amortization expense	23,928	7.9%	20,810	8.0%
Pre-opening costs	4,471	1.5%	2,905	1.1%
Total operating costs	239,920	78.9%	210,813	80.5%

Operating income	64,228	21.1%	51,174	19.5%

Interest expense, net	1,854	0.6%	2,110	0.8%

Income before provision for income taxes	62,374	20.5%	49,064	18.7%
Provision for income taxes	19,578	6.4%	17,903	6.8%
Net income	$42,796	14.1%	$31,161	11.9%

Net income per share:
Basic	$1.02		$0.75
Diluted	$0.98		$0.72
Weighted average shares used in per share calculations:
Basic shares	42,027,551		41,659,879
Diluted shares	43,522,403		43,112,141

Other information:
Company-owned and operated stores open at end of period	96		84

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	April 30, 2017		May 1, 2016

Net income	$42,796	14.1%	$31,161	11.9%
Add back: Interest expense, net	1,854		2,110
Provision for income taxes	19,578		17,903
Depreciation and amortization	23,928		20,810
EBITDA	88,156	29.0%	71,984	27.5%
Add back: Loss on asset disposal	645		170
Share-based compensation	2,063		1,360
Pre-opening costs	4,471		2,905
Other costs	232		21
Adjusted EBITDA	$95,567	31.4%	$76,440	29.2%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	April 30, 2017		May 1, 2016

Operating income	$64,228	21.1%	$51,174	19.5%
Add back: General and administrative expenses	14,978		13,040
Depreciation and amortization	23,928		20,810
Pre-opening costs	4,471		2,905
Store operating income before depreciation and amortization	$107,605	35.4%	$87,929	33.6%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com